Exhibit 99.1
QUESTCOR ANNOUNCES 2007 FOURTH QUARTER AND YEAR END RESULTS
- Fourth Quarter 2007 Net Sales of $27.1 Million vs. $3.4 Million in Fourth Quarter 2006 –
- 2007 Full Year Net Sales of $49.8 Million vs. $12.8 Million in 2006 –
- Board Approves Repurchase Plan for Up to 7 Million Common Shares -
- Conference Call Tomorrow at 11:00 AM EST -
Union City, CA – March 3, 2008 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reported its financial results for the fourth quarter and year ended December 31, 2007. Questcor’s total net sales were $27.1 million for the fourth quarter of 2007, as compared to $3.4 million for the same period last year, and $49.8 million for the year ended December 31, 2007, as compared to $12.8 million for the year ended December 31, 2006. Net income before income taxes and the allocation of earnings to preferred stock was $19.7 million for the fourth quarter of 2007, as compared to a loss of $3.3 million for the same period last year. Net income before income taxes and the allocation of earnings to preferred stock was $23.0 million for the year ended December 31, 2007, as compared to a loss of $10.1 million for the year ended December 31, 2006.
On August 27, 2007, Questcor implemented a new strategy and business model for its principal product, H.P. Acthar® Gel, a natural form of adrenocorticotropic hormone (ACTH). The success of this new strategy, as demonstrated by the fourth quarter results, has significantly improved Questcor’s ability to maintain the long-term availability of Acthar and to fund important research and development projects.
“Our performance during the fourth quarter completed an extraordinary year for Questcor,” said Don Bailey, President and CEO. “During the fourth quarter, we continued to make solid operational progress through the successful execution of our new Acthar strategy and business model. As a result of our improved financial performance and strengthened balance sheet, we have enhanced our ability to fund important research and development projects. The focus of these projects is to advance scientific and medical knowledge regarding the treatment of neurological disorders such as infantile spasms (IS) and to prepare our resubmission of the Acthar supplemental new drug application filing for IS. In addition, we are using our free cash flow to increase shareholder value as demonstrated by our previously announced repurchase of all of our remaining preferred stock and the establishment of a common share repurchase plan, which we announced separately today.”
As a result of the new Acthar strategy and business model, net sales of Acthar were $26.9 million for the fourth quarter of 2007, as compared to $3.1 million in the fourth quarter of 2006, and $48.7 million for the year ended December 31, 2007, as compared to $12.1 million for the year ended December 31, 2006.
“Questcor continues to see a positive pattern of insurance coverage and expanded use of the safety net programs for Acthar patients,” said Steve Cartt, Questcor’s Executive Vice President, Corporate Development. “Most patients who are prescribed Acthar continue to be covered by their insurance plans for this important product. Those few patients denied coverage have received free product through patient assistance programs that we sponsor through the National Organization for Rare Disorders (NORD), an advocacy group for patients afflicted with rare disorders. This free product is not included in our reported actual shipments or end user demand estimates. During the fourth quarter of 2007, Questcor-sponsored NORD programs provided free product having a commercial value of over $4 million to uninsured and underinsured patients. In addition, we sponsor NORD co-payment assistance programs to aid those few patients who have high insurance co-payments for Acthar. As a result of these efforts, the Company is not aware of any patient requiring Acthar who has been denied access,” said Mr. Cartt.
Medicaid Rebates and Government Chargebacks
A portion of Acthar’s estimated end user unit demand is for patients covered under Medicaid and other government-related programs. As required by Federal regulations, Questcor provides rebates related to product dispensed to Medicaid patients. In addition, certain government agencies are permitted to purchase Acthar for a nominal amount from Questcor’s specialty distributor who charges the discount back to Questcor. These rebates and chargebacks are estimated by Questcor each quarter and reduce gross sales in the determination of Questcor’s net sales.
Acthar gross sales were reduced by 24% and 18% to account for the estimated amount of the rebates and chargebacks for the fourth quarter and full year of 2007, respectively. In connection with the implementation of the new Acthar strategy, Questcor prospectively modified how it determines the per unit amount of its Medicaid rebates to conform to government regulations. The modification resulted in an increase in net sales of $2.4 million and $6.9 million for the fourth quarter and year ended December 31, 2007, respectively, and an increase in net income per diluted share of $0.03 and $0.10, for the fourth quarter and year ended December 31, 2007, respectively. This sales and income benefit ended during the fourth quarter of 2007.
Net Income and NOL Carryforwards
For the fourth quarter of 2007, net income applicable to common shareholders totaled $33.4 million, or $0.45 per diluted common share, as compared to a net loss applicable to common shareholders of $3.3 million, or $0.06 per diluted common share, for the same period last year. For the year 2007, net income applicable to common shareholders totaled $36.4 million, or $0.51 per diluted common share, as compared to a net loss applicable to common shareholders of $10.1 million, or $0.18 per diluted common share, for 2006. Net income for the fourth quarter and year ended December 31, 2007 included a net tax benefit of $14.7 million and $14.6 million, or $0.20 and $0.21 per diluted common share, respectively. The net tax benefit resulted from Questcor’s ability to use net operating loss carryforwards (NOLs) to offset the majority of its 2007 taxable income and the reversal of the portion of the valuation allowance established against deferred tax assets available to reduce Questcor’s 2008 tax obligations.
As of December 31, 2006, Questcor’s estimated federal and state NOLs were $101.4 million and $34.6 million, respectively. During 2007, Questcor initiated a study to determine if any of these NOLs were limited due to ownership changes through December 31, 2007. This study determined that Questcor would retain $68.8 million of its federal NOLs and all of its state NOLs. Questcor applied a portion of these NOLs to offset the majority of its 2007 federal and state taxable income. As of December 31, 2007, Questcor had federal and state NOLs of $39.3 million and $17.4 million, respectively, of which $29.4 million and $17.4 million, respectively, are available to reduce Questcor’s 2008 federal and state taxable income. Questcor’s deferred tax assets as of December 31, 2007 totaled $15.9 million and were comprised primarily of the tax-effected amount of the NOLs available to reduce Questcor’s 2008 federal and state taxable income.
Cash, Accounts Receivable and Share Data
As of December 31, 2007, Questcor had 70.1 million common shares and 2.2 million Series A preferred shares outstanding. As previously announced, Questcor repurchased all of the outstanding Series A preferred shares on February 19, 2008 for $10.3 million or $4.80 per share. In addition, the Company separately announced today that its Board of Directors approved a program to repurchase up to 7 million shares of its common stock. As of February 29, 2008, Questcor’s cash, cash equivalents and short-term investments totaled approximately $37 million and its accounts receivable balance totaled approximately $18 million. The cash balance as of February 29, 2008 is net of the $10.3 million of cash used for the repurchase of the Series A preferred shares.
Acthar Shipment Levels and End User Demand
Questcor shipped 1,570 vials of Acthar to its specialty distributor during the fourth quarter of 2007. In the months since the August 27, 2007 price increase, Acthar shipments to the Company’s specialty distributor have ranged from a low of 310 vials in September to a high of 540 vials in October. During the fourth quarter of 2007, there was an initial build up of Acthar inventories within the newly-established specialty pharmacy network that distributes Acthar. This resulted in monthly shipments during the fourth quarter that exceeded the Company’s estimated end user demand. The Company estimates that Acthar end user demand since the implementation of the new Acthar strategy through January 2008 averaged between 425 to 475 vials per month, which is unchanged from Questcor’s previously disclosed estimates of end user demand for this period.
Acthar monthly shipments differ from monthly end user demand because of seasonal usage fluctuations and changes in inventory levels at specialty pharmacies and hospitals. Acthar monthly end user demand is estimated by Questcor using patient referral data collected from its reimbursement support center and analysis of ordering patterns from specialty and hospital pharmacies. Questcor generally receives this information during the 30 day period following the end of each month.
The variation in shipments observed since September 2007 follows a distinct historical pattern of significant month-to-month variability and apparent seasonality in Acthar monthly end user demand. Questcor has evaluated the historical patterns of monthly Acthar usage within child neurology, as measured independently by Wolters-Kluwer, a leading provider of prescription data for the pharmaceutical industry. Table 1 below shows the Observed Average and Observed Range of average retail pharmacy demand for each month, from July 2002 to June 2007, as a percentage of the overall average monthly retail demand during this five-year period.
Table 1. Percentage of Average Monthly Demand in Child Neurology (July 2002-June 2007)

Month	Observed Average	Observed Range
January	82%	63% to 105%
February	78%	55% to 92%
March	94%	81% to 112%
April	94%	79% to 104%
May	101%	71% to 151%
June	107%	81% to 134%
July	99%	84% to 122%
August	120%	85% to 152%
September	118%	95% to 139%
October	100%	71% to 114%
November	99%	87% to 114%
December	110%	95% to 123%
Percentages derived from raw monthly Acthar prescription data provided by Wolters-Kluwer
While retail pharmacy demand in child neurology, where Acthar is now primarily used, stayed constant during the five-year period July 2002 to June 2007, variation from the mean was frequently observed for individual months. In addition, certain months have historically shown significantly stronger demand than others. For example, August has historically been the strongest month at 120% of the monthly average, with a range of as low as 85% to as high as 152%. February, historically the weakest month at 78% of average, has ranged from as low as 55% to as high as 92% of the average month during the July 2002 to June 2007 period. Questcor believes that this historical variability is due to month-to-month variations in diagnosis and treatment of the very small IS patient population, coupled with some seasonal influences. These factors make predictions about Acthar vial demand for any specific month difficult, and future variability in month-to-month Acthar orders and demand should be expected.
Multiplying the Company’s estimated average monthly 425-475 vial demand range times the lowest and highest percentage of the Observed Range for each month during the five-year historic period would imply that Acthar end demand and corresponding shipments might normally fall in the Potential Range of Vial Demand shown in Table 2 below.
Table 2: Potential Monthly Range of Vial Demand Based on Historical Variability and Seasonality
(utilizing July 2002-June 2007 historical data)

		Potential Range(1)
		of Vial Demand	Actual Units
	Observed Range	Based on Historic	Shipped Since
Month	% of Average	% of Average	9/1/2007(2)
Average month	100% to 100%	425 to 475
January	63% to 105%	268 to 501	460
February	55% to 92%	233 to 435	350
March	81% to 112%	343 to 534
April	79% to 104%	336 to 496
May	71% to 151%	301 to 716
June	81% to 134%	345 to 636
July	84% to 122%	358 to 582
August	85% to 152%	361 to 721
September	95% to 139%	404 to 662	310 (3)
October	71% to 114%	300 to 542	540
November	87% to 114%	369 to 542	520
December	95% to 123%	404 to 584	510

Percentages derived from raw monthly Acthar prescription data provided by Wolters-Kluwer

(1)	Potential range assumes 425-475 average monthly demand over course of a calendar year.

(2)	Acthar units shipped to its specialty distributor.

(3)	September 2007 impacted by August 2007 start up activity.

Questcor’s shipments and its estimates of end demand for the months of September 2007 through January 2008 generally are consistent with these historical patterns of variability and apparent seasonality. Questcor shipped 350 vials of Acthar to its specialty distributor during the month of February 2008 which is consistent with the data shown in Table 2. Additional marketplace inquiry and investigation by the Company confirm that overall usage patterns among health care professionals and reimbursement levels have not changed.
Regulatory Activity and Product Development
Acthar is currently approved in the U.S. for the treatment of multiple sclerosis exacerbations and other conditions. No drug is approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
In June 2006 Questcor submitted a Supplemental New Drug Application (sNDA) to the FDA and is currently pursuing formal agency approval for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor will also qualify for a seven-year exclusivity period during which the FDA is prohibited from approving any other ACTH formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar.

On November 9, 2007, Questcor met with the FDA to further discuss its sNDA seeking approval of Acthar for the treatment of IS. At the meeting, the FDA concurred with Questcor’s suggested pathway to preparing a complete application for FDA review. This pathway will involve submission of additional information to the FDA. Questcor is gathering this additional information in preparation for its intended submission to the FDA. Questcor’s goal is to submit the additional information by the end of 2008.
In addition, development efforts on QSC-001, Questcor’s proprietary orally dissolving tablet (ODT) formulation of hydrocodone and acetaminophen for the treatment of moderate to moderately severe pain in patients with swallowing difficulties, progressed well in the quarter. Currently, Questcor’s goal is to initiate pivotal trials during 2008 with QSC-001.
2008 Outlook
For the year ending December 31, 2008, the Company’s general guidance includes the following:
—	If annual Acthar demand remains in the annualized range experienced since the implementation of the new Acthar strategy, then annual gross sales before reduction for Medicaid rebates and government chargebacks would be approximately $114 million to $127 million;

—	Acthar gross sales resulting from Questcor’s reported shipments will be reduced by approximately 30% related to Medicaid rebates and government chargebacks in the determination of net sales. If annual Acthar demand remains in the annualized range experienced since the implementation of the new Acthar strategy, this would result in annual net sales of approximately $80 million to $89 million;

—	Gross margins of approximately 90%;

—	Selling, general and administrative expense (excluding non-cash FAS 123R stock-based compensation expense) of approximately $15 million to $17 million. Questcor anticipates the addition of selective key new hires and investment in customer service and marketing initiatives;

—	Research and development expenses (excluding non-cash FAS 123R stock-based compensation expense) of approximately $10 million to $14 million resulting from

Questcor’s efforts related to its Acthar submission to the FDA for the treatment of IS and the continued efforts related to the development of QSC-001. The higher end of the range would occur if Questcor were to successfully advance QSC-001 to trials;

—	Non-cash FAS 123R stock-based compensation expense of approximately $4.5 million resulting from new option grants and higher non-cash expense associated with Questcor’s employee stock purchase plan;

—	For financial reporting purposes, income tax expense will be recorded at the maximum federal and state tax rate of approximately 41 percent, though actual tax payments are expected to be much lower because of the Company’s remaining NOLs;

—	The $5.2 million difference between the $10.3 million repurchase payment for the Series A Preferred Stock and the $5.1 million balance sheet carrying value of the Series A Preferred Stock will be accounted for as a deemed dividend and will therefore reduce net income in the determination of net income applicable to common shareholders for the first quarter ending March 31, 2008. The repurchase transaction will have no income tax impact. Subsequent to the first quarter ending March 31, 2008, Questcor will no longer reduce its net income for the allocation of the relative share of its earnings to the Series A Preferred Stock.

—	Diluted weighted average shares of 74 million to 76 million. These amounts do not contemplate potential repurchases of common stock under the stock repurchase plan Questcor announced separately today;

—	If annual Acthar demand remains in the annualized range experienced since the implementation of the new Acthar strategy, cash generated from operations of approximately $40 million to $50 million.
Conference Call Details
The Company will host a conference call tomorrow, Tuesday March 4, 2008 at 11:00 a.m. EST to discuss these results. To participate in the live call by telephone, please dial (800) 218-0530 from the U.S. or (303) 262-2130 from outside the U.S. Please use conference ID number 11108396#. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S.  The password required to access the replay is 11108396#. An archived webcast will also be available at www.questcor.com.

About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that owns two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®, and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing new medications, including QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
IR2@Questcor.com
Don Bailey
Steve Cartt
510-400-0700
EVC Group
Doug Sherk
415-896-6820
Julie Huang
646-443-6963

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net product sales	$27,114	$3,404	$49,768	$12,788
Operating costs and expenses:
Cost of product sales (exclusive of amortization of purchased technology)	1,997	777	5,295	3,000
Selling, general and administrative	4,043	4,700	17,662	17,282
Research and development	1,403	1,401	4,758	3,033
Depreciation and amortization	125	98	498	316

Total operating costs and expenses	7,568	6,976	28,213	23,631

Income (loss) from operations	19,546	(3,572)	21,555	(10,843)
Other income (expense):
Interest income	207	138	762	607
Other income (expense), net	(10)	98	229	127
Gain on sale of product rights	—	—	448	—

Total other income	197	236	1,439	734

Net income (loss) before income taxes	19,743	(3,336)	22,994	(10,109)
Income tax expense (benefit)	(14,694)	—	(14,592)	—

Net income (loss)	34,437	(3,336)	37,586	(10,109)
Allocation of undistributed earnings to Series A preferred stock	1,035	—	1,137	—

Net income (loss) applicable to common shareholders	$33,402	$(3,336)	$36,449	$(10,109)

Net income (loss) per share applicable to common shareholders:
Basic	$0.48	$(0.06)	$0.53	$(0.18)

Diluted	$0.45	$(0.06)	$0.51	$(0.18)

Shares used in computing net income (loss) per share applicable to common shareholders:
Basic	69,561	59,373	69,131	56,732

Diluted	73,671	59,373	70,915	56,732

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,
	2007	2006

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$30,212	$18,425
Accounts receivable, net of allowance for doubtful accounts of $57 and $55 at December 31, 2007 and 2006, respectively	23,639	1,783
Inventories, net	2,365	2,965
Prepaid expenses and other current assets	778	811
Deferred tax assets	14,879	—

Total current assets	71,873	23,984
Property and equipment, net	522	665
Purchased technology, net	3,967	3,965
Goodwill	299	299
Deposits and other assets	744	722
Deferred tax assets	1,043	—

Total assets	$78,448	$29,635

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,777	$2,154
Accrued compensation	1,945	1,019
Sales-related reserves	8,176	2,784
Income taxes payable	1,330	—
Other accrued liabilities	1,492	521

Total current liabilities	14,720	6,478
Lease termination and deferred rent liabilities	1,869	1,961
Other non-current liabilities	7	18
Preferred stock, no par value, 7,500,000 shares authorized; 2,155,715 Series A shares issued and outstanding at December 31, 2007 and 2006 (aggregate liquidation preference of $10,000 at December 31, 2007 and 2006)	5,081	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 70,118,166 and 68,740,804 shares issued and outstanding at December 31, 2007 and 2006, respectively	108,387	105,352
Accumulated deficit	(51,670)	(89,256)
Accumulated other comprehensive gain	54	1

Total shareholders’ equity	56,771	16,097

Total liabilities, preferred stock and shareholders’ equity	$78,448	$29,635